EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

SECOND QUARTER 2009 FINANCIAL RESULTS

Recent Accomplishments Include:

•                  New collaboration with Firmenich for the discovery, development, and worldwide commercialization of Senomyx Sweet Enhancers

•                  Final development activities with S6973, an enhancer of sucrose, are on-track to support regulatory filings in the U.S. and elsewhere

•                  Continuing development activities to support regulatory filings for Bitter Blockers

•                  Guidance revised to reduce expected 2009 net cash used in operating activities

SAN DIEGO, CA — August 4, 2009 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the second quarter ended June 30, 2009.  A key recent accomplishment for the Company was the new collaborative research, development, commercialization and license agreement with Firmenich SA, the world’s largest privately-owned fragrance and flavor company, for Senomyx’s novel flavor ingredients intended to enhance the taste of sucrose (table sugar), fructose, and Rebaudioside (stevia).  Senomyx will receive an initial license fee from Firmenich as well as an additional license fee that will be payable under specified conditions.  Senomyx will also receive research fees, payments upon the achievement of specified milestones, and royalties on all Firmenich sales of Sweet Enhancers developed under the collaboration.

“Senomyx’s new collaboration with Firmenich is an important strategic achievement for the Company,” said Kent Snyder, President and Chief Executive Officer of Senomyx.  “Our primary business goal is to maximize the revenue potential of our flavor ingredients.  We believe Senomyx’s Sweet Enhancers have a large commercial opportunity that would best be exploited and accelerated by a world-class partner with broad access to both the U.S. and the international marketplace.  Firmenich’s capabilities include proprietary formulation systems tailored to their clients’ brands, manufacturing, and a highly-regarded expertise in developing sweet flavor solutions for a variety of products.”

The potential market for Senomyx’s Sweet Enhancers includes a wide variety of products that would benefit from a reduction in the amount of sugar or sweeteners utilized.  Reducing the quantities of sucrose and fructose in products could be advantageous for consumers seeking to limit sugars in their diets and for manufacturers that would like to offer products with improved nutritional profiles without compromising on taste.  “Our agreement with Firmenich will make the Sweet Enhancers available for use in all packaged food product fields not currently partnered by Senomyx, including private label products and the food service industry,” Snyder noted.

The Senomyx Sweet Enhancers covered under the new collaboration with Firmenich include S6973, a sucrose enhancer that enables up to 50% reduction of sugar in numerous product prototypes while retaining the natural taste, as well as related enhancers of sucrose that have other desirable physical properties.  Senomyx is currently pursuing final development activities to support regulatory filings for S6973 in the U.S. and elsewhere.

In addition to the activities regarding the Sweet Enhancers, Senomyx had notable progress in its Bitter Blockers Program during the past quarter.  Recent taste tests demonstrated that the Company’s bitter blockers can provide statistically significant reductions in the bitterness of a variety of product prototypes and food ingredients including tea, cocoa, menthol, Rebaudioside-A, and the widely used sweeteners Acesulfame potassium (Ace-K) and saccharine.  Regulatory-focused development activities for promising bitter blockers are underway.

“Reducing bitterness would be valuable for the many manufacturers who want to improve the taste characteristics of food, beverage, healthcare, and other products,” Snyder stated.  “We are encouraged by the data from our recent taste tests and the possibility of addressing the needs of potential new collaborators.”

Senomyx is also continuing to increase the number of granted patents in its intellectual property portfolio of proprietary taste receptor technologies.  As of June 30, 2009, Senomyx is the owner or exclusive licensee of 173 issued patents and 391 pending patent applications in the U.S., Europe, and elsewhere.

Program Updates:

•                                          Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining Senomyx’s savory flavors with other ingredients to create unique new flavors.  Nestlé is currently marketing a small number of new bouillon and culinary aid food products that contain Senomyx’s savory flavor ingredients in the Pacific Rim and Latin America.  In addition, Nestlé has been conducting product development and consumer testing with both new and reformulated established products in larger countries that are high-volume users of MSG.  Senomyx anticipates that Nestlé will initiate commercialization of established products containing the savory flavor ingredients later this year.

•                                          Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Senomyx discovered and developed S2383, a novel enhancer of the high-intensity sweetener sucralose that enables up to a 75% reduction of sucralose in product prototypes without compromising the sweet intensity or producing off-tastes.  Use of S2383 may also result in an improved taste compared to sucralose alone when incorporated into a flavor system.  Senomyx and Firmenich entered into a collaboration in November 2008 under which Firmenich has exclusive rights to commercialize S2383 on a worldwide basis in virtually all product categories.  S2383 has been granted a GRAS (Generally Recognized As Safe) regulatory designation that allows commercialization in the U.S. and other countries.   Firmenich is moving forward with pre-commercialization activities.

Senomyx is on-track with development activities to support regulatory filings for S6973, a sucrose enhancer that enabled a significant reduction of sugar in taste tests with numerous product prototypes while maintaining the full sweet taste with no off-tastes.  Key safety studies have been completed and the data are being compiled for inclusion in the filings.  In addition, Senomyx is continuing evaluation of a number of related sucrose enhancers with other attributes that may be advantageous for a variety of products.

Activities are ongoing to identify enhancers of fructose, a key sugar component of high fructose corn syrup.  Senomyx scientists have discovered potential fructose enhancers that demonstrated activity in the Company’s proprietary sweet receptor screening assays.  Recent efforts include the screening of an additional 50,000 new samples added to Senomyx’s corporate library and further evaluation of the most promising potential enhancers.

Senomyx has also initiated activities to discover enhancers of Rebaudioside-A (also known as Reb A or rebiana), a natural sugar derived from the stevia plant that is often associated with off-tastes and a lingering aftertaste.  A Reb-A enhancer could potentially allow the usage of lower quantities of Reb-A, maintaining the desired sweetness while reducing unwanted tastes.

•                                          Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Senomyx is continuing development activities, including scale-up manufacturing and safety studies, intended to support regulatory filings for certain bitter blockers.

Senomyx is also working with Solae on the discovery and development of bitter blockers that modulate and control bitterness in certain soy-based products.  Senomyx bitter blockers have demonstrated a taste proof-of-concept with several representative soy samples from Solae, as well as soy-based product prototypes.  Optimization of the bitter blockers and additional taste tests are ongoing.

•                                          Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Senomyx has identified more than 250 enhancers of sodium chloride (table salt) that are active in the proprietary screening assays based on SNMX-29, the protein Senomyx believes is the primary receptor responsible for human salt taste perception.  These enhancers represent 12 diverse sample classes and therefore may provide numerous opportunities for the discovery of a new flavor ingredient that enables a reduction in the use of salt.  The enhancers are being optimized and evaluated in taste tests.

•                                          Cool Flavor Program:  The goal of the Cool Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has discovered cool flavor enhancers that provided a taste proof-of-concept.  Additional samples are being screened in the Company’s proprietary high-throughput assay designed to identify potential new cooling agents.  Samples that are active in the assay will be evaluated in taste tests to determine their cooling taste effect.

Financial Review:

“The initial license fee payment associated with our new Firmenich agreement provides Senomyx with non-dilutive cash,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “In addition, the second quarter financial results for net loss and cash utilization were in-line with the Company’s expectations, as we ended the quarter with approximately $28 million in cash, cash equivalents and investments available for sale, and no debt.  We are therefore revising our net cash utilization guidance for the year to be within the range of $14 million to $16 million, rather than the previously predicted range of $16 million to $20 million.”

Revenues were $3.0 million for the second quarter of 2009, compared to $3.6 million for the second quarter of 2008, a decrease of 17%; revenues were $6.5 million for the six months ended June 30, 2009, compared to $9.6 million for the six months ended June 30, 2008, a decrease of 33%.  The higher quarterly and six month revenues in 2008 were primarily due to an $8.0 million upfront payment associated with the expansion of Senomyx’s collaboration with Ajinomoto in August 2007.  The upfront payment was recognized as revenue ratably over the nine month period from August 2007 through April 2008, with $889,000 recognized as revenue in the second quarter of 2008 and none recognized as revenue in the second quarter of 2009.  This decrease from 2008 to 2009 was partially offset by higher R&D and commercial revenue in 2009 compared to 2008.

Research and development expenses, including non-cash stock-based compensation expense, were $7.8 million for the second quarter of 2009, compared to $8.1 million for the second quarter of 2008, a decrease of 3%.  Research and development expenses, including non-cash stock-based compensation expense, were $15.4 million for the six months ended June 30, 2009, compared to $16.3 million for the six months ended June 30, 2008, a decrease of 5%.  These decreases were primarily due to reduced personnel-related expenses associated with a reduction in the number of employees engaged in research and development activities.  Also contributing to these decreases were lower patent and trademark expenses primarily attributable to decreased patent legal expenses associated with timing of patent prosecution of the Company’s intellectual property portfolio, and lower non-cash stock-based compensation expenses.  These reductions were partially offset by higher outside service expenses attributable to increased activities in support of product candidate regulatory filings.

General and administrative expenses, including non-cash stock-based compensation expense, were $3.2 million for the second quarter of 2009, compared to $3.4 million for the second quarter of 2008, a decrease of 7%.

The decrease was primarily due to reduced outside services and salary and personnel expenses.  General and administrative expenses, including non-cash stock-based compensation expense, were $6.5 million for the six months ended June 30, 2009, compared to $6.7 million for the six months ended June 30, 2008, a decrease of 4%.  This decrease was primarily due to lower outside services expenses and travel expenses.

The net loss for the second quarter of 2009 was $0.26 per share, compared to a net loss of $0.25 per share for the second quarter of 2008.  The net loss for the six months ended June 30, 2009 was $0.50 per share, compared to $0.41 per share for the six months ended June 30, 2008.

2009 Outlook:

“Our net cash utilization outlook for the year has improved significantly due to the new agreement with Firmenich.  Based upon this development, Senomyx is updating our guidance for net cash used in operating activities.  We are not making any changes to the remainder of our financial guidance for 2009,” Poyhonen stated.

For the full year 2009, Senomyx now expects:

•                                          Total revenues of $18 million to $22 million

•                                          Total expenses of $46 million to $49 million, of which $7 million to $8 million is non-cash, stock-based compensation expense

•                                          Net loss of $24 million to $27 million

•                                          Basic and diluted net loss of $0.78 to $0.87 per share

•                                          Net cash used in operating activities between $14 million and $16 million

“Senomyx is very pleased with the financial impact of the new agreement with Firmenich as it provides for both immediate and ongoing non-dilutive cash,” Poyhonen concluded.  “The agreement also provides the opportunity for an additional substantial cash payment in the near-term and, importantly, the basis for potential future royalties.”

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-679-8037, and international callers should dial 617-213-4849, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 82078293.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=P73AJFQHE.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the presentation.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2009 financial results and anticipated financial condition; the potential financial impact of Senomyx’s new agreement with Firmenich, and the potential future payments and royalties that we may receive under the agreement; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value of S6973, S2383 and other sweetness enhancers; Senomyx’s ability or Firmenich’s ability to commercialize S2383 when anticipated and market acceptance of S2383; the progress and capabilities of Senomyx’s discovery and development programs including without limitation statements regarding our ability to successfully complete development activities for bitter blockers, S6973 and other sweetness enhancers and flavor ingredients; and Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and continue to commercialize products incorporating Senomyx’s flavor ingredients in foods and beverages when anticipated or at all. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients may not demonstrate an acceptable safety profile; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on current terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
John Poyhonen Senior Vice President, Chief Financial and Business Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$2,966	$3,566	$6,478	$9,635

Operating expenses:
Research and development (including $455, $636, $958 and $1,224, respectively, of non-cash stock-based compensation)	7,844	8,117	15,430	16,286
General and administrative (including $1,049, $1,069, $2,061 and $2,079, respectively, of non-cash stock-based compensation)	3,191	3,435	6,470	6,718
Total operating expenses	11,035	11,552	21,900	23,004

Loss from operations	(8,069)	(7,986)	(15,422)	(13,369)

Interest income	22	309	34	869

Net loss	$(8,047)	$(7,677)	$(15,388)	$(12,500)

Basic and diluted net loss per share	$(0.26)	$(0.25)	$(0.50)	$(0.41)

Weighted average shares used in computing basic and diluted net loss per share	30,918	30,588	30,840	30,561

Condensed Balance Sheets

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$27,562	$40,106
Other current assets	815	942
Property and equipment, net	12,083	13,418
Total assets	$40,460	$54,466

Accounts payable, accrued expenses and other current liabilities	$5,521	$5,908
Deferred revenue	1,082	2,284
Leasehold incentive obligation	7,568	8,062
Deferred rent	1,345	1,272
Stockholders’ equity	24,944	36,940
Total liabilities and stockholders’ equity	$40,460	$54,466